Term sheet To prospectus dated November 14, 2011 prospectus supplement dated November 14, 2011 and product supplement no. 2-I dated November 14, 2011	Term Sheet to Product Supplement No. 2-I Registration Statement No. 333-177923 Dated April 15, 2013; Rule 433
Structured Investments	$ Quarterly Review Notes Linked to Palladium due May 1, 2014
General
•
The notes are designed for investors who seek early exit prior to maturity at a premium if, on any one of the four Review Dates, the Commodity Price of Palladium is at or above the Commodity Strike Price.  If the notes are not automatically called, investors will lose at least 20% of their principal if the Ending Commodity Price is less than the Commodity Strike Price by more than the Contingent Buffer Percentage of 20%.  Investors in the notes should be willing to accept this risk of loss and be willing to forgo interest payments, in exchange for the opportunity to receive a premium payment if the notes are automatically called.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	The first Review Date, and therefore the earliest date on which a call may be initiated, is July 19, 2013.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing May 1, 2014†
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The notes are expected to price on or about April 19, 2013 and are expected to settle on or about April 24, 2013.
Key Terms
Commodity:	The notes are linked to the price of Palladium (the “Commodity”), which will be determined by reference to the official afternoon fixing level of Palladium (Bloomberg ticker “PLDMLNPM”).
Automatic Call:
If the Commodity Price on any Review Date is greater than or equal to the Commodity Strike Price, the notes will be automatically called for a cash payment per note that will vary depending on the applicable Review Date and call premium.

Payment if Called:	For every $1,000 principal amount note, you will receive one payment of $1,000 plus the call premium amount calculated as follows:
• at least 3.375%* × $1,000 if called on the first Review Date
• at least 6.75%* × $1,000 if called on the second Review Date
• at least 10.125%* × $1,000 if called on the third Review Date
• at least 13.50%* × $1,000 if called on the final Review Date

* The actual call premiums applicable to the first, second, third and final Review Dates will be determined on the pricing date but will not be less than 3.375%, 6.75%, 10.125% and 13.50%, respectively.

Payment at Maturity:
If the notes are not automatically called and the Ending Commodity Price is less than the Commodity Strike Price by up to 20%, you will receive the principal amount of your notes at maturity.
If the notes are not automatically called and the Ending Commodity Price is less than the Commodity Strike Price by more than the Contingent Buffer Percentage of 20%, you will lose 1% of the principal amount of your notes for every 1% that the Ending Commodity Price is less than the Commodity Strike Price, and your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Commodity Return)
If the notes are not automatically called, you will lose at least 20% of your investment at maturity if the Ending Commodity Price is less than the Commodity Strike Price by more than the Contingent Buffer Percentage of 20% and may lose up to your entire investment at maturity.

Contingent Buffer Percentage:	20%
Commodity Return:	Ending Commodity Price – Commodity Strike Price Commodity Strike Price
Commodity Strike Price:
A price to be determined on the pricing date in the sole discretion of the calculation agent.  The Commodity Strike Price may or may not be the Commodity Price of the Commodity on the pricing date.  Although the calculation agent will make all determinations and will take all actions in relation to the establishment of the Commodity Strike Price in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your notes.  The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Commodity Strike Price, that might affect the value of your notes.

Ending Commodity Price:	The Commodity Price on the final Review Date
Commodity Price:
On any day, the official afternoon fixing price of Palladium for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. dollars per troy ounce gross, as determined and quoted on the LPPM and displayed on Bloomberg L.P. (“Bloomberg”) under the symbol “PLDMLNPM” on that day

Review Dates†:	July 19, 2013 (first Review Date), October 21, 2013 (second Review Date), January 21, 2014 (third Review Date) and April 28, 2014 (final Review Date)
Call Settlement Date:	The third business day after the applicable Review Date, except that if the notes are called on the final Review Date, the Call Settlement Date will be the maturity date
Maturity Date†:	May 1, 2014
CUSIP:	48126DS91
†
Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Determination Date — Single Component Notes Linked to a Single Commodity or Commodity Futures Contract” in the accompanying product supplement no. 2-I

Investing in the Quarterly Review Notes involves a number of risks.  See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 2-I and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$	$	$
Total	$	$	$
(1)
The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-43 of the accompanying product supplement no. 2-I.

(2)	Please see “Supplemental Plan of Distribution” in this term sheet for information about fees and commissions.
The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
April 15, 2013

Additional Terms Specific to the Notes
JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 2-I and this term sheet if you so request by calling toll-free 866-535-9248.
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.
You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 2-I dated November 14, 2011.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 2-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 2-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007591/e46165_424b2.pdf

•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Supplemental Terms of the Notes
For purposes of the notes offered by this term sheet, the Review Dates are subject to postponement as described under “Description of Notes — Postponement of a Determination Date — Notes linked to a Single Commodity or Commodity Futures Contract” in the accompanying product supplement no. 2-I.

JPMorgan Structured Investments —	TS-1
Quarterly Review Notes Linked to Palladium

Hypothetical Examples of Amounts Payable upon Automatic Call or at Maturity

The following table illustrates the hypothetical simple total return (i.e., not compounded) on the notes that could be realized on the applicable Review Date for a range of movements in the price of Palladium as shown under the column “Commodity Price Appreciation / Depreciation at Review Date.”  The following table assumes a hypothetical Commodity Strike Price of $675 and reflects the Contingent Buffer Percentage of 20%.  The table assumes that the call premiums used to calculate the call price applicable to the first, second, third and final Review Dates are 3.375%, 6.75%, 10.125% and 13.50%, respectively, regardless of the appreciation of the price of Palladium, which may be significant; the actual call premiums will be determined on the pricing date.  There will be only one payment on the notes whether called or at maturity.  An entry of “N/A” indicates that the notes would not be called on the applicable Review Date and no payment would be made for such date.  Each hypothetical total return set forth below is for illustrative purposes only and may not be the actual total return applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Commodity Price at Review Date	Commodity Price Appreciation / Depreciation at Review Date	Total Return at First Call Settlement	Total Return at Second Call Settlement	Total Return at Third Call Settlement	Total Return at Maturity
$1,215.0000	80.00%	3.375%	6.75%	10.125%	13.50%
$1,147.5000	70.00%	3.375%	6.75%	10.125%	13.50%
$1,080.0000	60.00%	3.375%	6.75%	10.125%	13.50%
$1,012.5000	50.00%	3.375%	6.75%	10.125%	13.50%
$945.0000	40.00%	3.375%	6.75%	10.125%	13.50%
$877.5000	30.00%	3.375%	6.75%	10.125%	13.50%
$810.0000	20.00%	3.375%	6.75%	10.125%	13.50%
$742.5000	10.00%	3.375%	6.75%	10.125%	13.50%
$675.0000	0.00%	3.375%	6.75%	10.125%	13.50%
$641.2500	-5.00%	N/A	N/A	N/A	0.00%
$607.5000	-10.00%	N/A	N/A	N/A	0.00%
$573.7500	-15.00%	N/A	N/A	N/A	0.00%
$540.0000	-20.00%	N/A	N/A	N/A	0.00%
$539.9325	-20.01%	N/A	N/A	N/A	-20.01%
$506.2500	-25.00%	N/A	N/A	N/A	-25.00%
$472.5000	-30.00%	N/A	N/A	N/A	-30.00%
$405.0000	-40.00%	N/A	N/A	N/A	-40.00%
$337.5000	-50.00%	N/A	N/A	N/A	-50.00%
$270.0000	-60.00%	N/A	N/A	N/A	-60.00%
$202.5000	-70.00%	N/A	N/A	N/A	-70.00%
$135.0000	-80.00%	N/A	N/A	N/A	-80.00%
$67.5000	-90.00%	N/A	N/A	N/A	-90.00%
$0.0000	-100.00%	N/A	N/A	N/A	-100.00%

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The price of Palladium increases from the Commodity Strike Price of $675 to a Commodity Price of $742.50 on the first Review Date.  Because the Commodity Price on the first Review Date of $742.50 is greater than or equal to the Commodity Strike Price of $675, the notes are automatically called, and the investor receives a single payment on the first Call Settlement Date of $1,033.75 per $1,000 principal amount note.

Example 2: The price of Palladium decreases from the Commodity Strike Price of $675 to a Commodity Price of $607.50 on the first Review Date, $540 on the second Review Date and $472.50 on the third Review Date and increases from the Commodity Strike Price of $675 to a Commodity Price of $742.50 on the final Review Date.  Although the Commodity Price on each of the first three Review Dates ($607.50, $540 and $472.50) is less than the Commodity Strike Price of $675, because the Ending Commodity Price on the final Review Date ($742.50) is greater than the Commodity Strike Price of $675, the notes are automatically called, and the investor receives a single payment at maturity of $1,135 per $1,000 principal amount note.

Example 3: The price of Palladium decreases from the Commodity Strike Price of $675 to a Commodity Price of $607.50 on the first Review Date, $540 on the second Review Date and $472.50 on the third Review Date and $607.50 on the final Review Date.  Because (a) the Commodity Price on each of the Review Dates ($607.50, $540, $472.50 and $607.50) is less than the Commodity Strike Price of $675, and (b) the Ending Commodity Price of $607.50 is not less than the Commodity Strike Price by more than the Contingent Buffer Percentage of 20%, the notes are not automatically called, and the investor receives a single payment at maturity equal to the principal amount of $1,000 per $1,000 principal amount note.

Example 4: The price of Palladium decreases from the Commodity Strike Price of $675 to a Commodity Price of $641.25 on the first Review Date, $607.50 on the second Review Date, $540 on the third Review Date and $506.25 on the final Review Date.  Because (a) the Commodity Price on each of the Review Dates ($641.25, $607.50, $540 and $506.25) is less than the Commodity Strike Price of $675, and (b) the Ending Commodity Price of $506.25 is less than the Commodity Strike Price by more than the Contingent Buffer Percentage of 20%, the notes are not automatically called and the investor receives a payment at maturity that is less than the principal amount for each $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -25%) = $750
The hypothetical returns and the hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	TS-2
Quarterly Review Notes Linked to Palladium

Selected Purchase Considerations

•
CAPPED APPRECIATION POTENTIAL — If the Commodity Price is greater than or equal to the Commodity Strike Price on a Review Date, your investment will yield a payment per $1,000 principal amount note of $1,000 plus: (i) at least 3.375%* × $1,000 if called on the first Review Date; (ii) at least 6.75%* × $1,000 if called on the second Review Date; (iii) at least 10.125%* × $1,000 if called on the third Review Date; or (iv) at least 13.50%* × $1,000 if called on the final Review Date.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

*The actual call premiums applicable to the first, second, third and final Review Dates will be determined on the pricing date but will not be less than 3.375%, 6.75%, 10.125% and 13.50%, respectively.

•
POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the notes is just over one year, the notes will be called before maturity if the Commodity Price is at or above the relevant Commodity Strike Price on the applicable Review Date and you will be entitled to the applicable payment corresponding to that Review Date set forth on the cover of this term sheet.

•
CONTINGENT PROTECTION AGAINST LOSS — If the notes are not automatically called and the Ending Commodity Price is less than the Commodity Strike Price by no more than 20%, you will be entitled to receive the full principal amount of your notes at maturity, subject to the credit risk of JPMorgan Chase & Co.  If the notes are not automatically called and the Ending Commodity Price is less than the Commodity Strike Price by more than the Contingent Buffer Percentage of 20%, you will lose 1% of the principal amount of your notes for every 1% that the Ending Commodity Price is less than the Commodity Strike Price.  Under these circumstances, you will lose at least 20% of your investment at maturity and may lose up to your entire investment at maturity.

•
RETURN LINKED SOLELY TO THE FIXING LEVEL OF PALLADIUM — The return on the notes is linked solely to the fixing level of a single commodity, Palladium.  The Commodity Price on any Review Date reflects the official afternoon fixing price of Palladium for delivery in Zurich through a member of the LPPM authorized to effect such delivery, stated in U.S. dollars per troy ounce gross, as determined and quoted on the LPPM and displayed on Bloomberg under the symbol “PLDMLNPM” on that Review Date, and the Commodity Return reflects the performance of the fixing level of Palladium, expressed as a percentage, from the Commodity Strike Price to the Commodity Price on the final Review Date.  The fixing level of Palladium referred to above is different from the price of any futures contract related to Palladium.

•
CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes.  Assuming this treatment is respected, the gain or loss on your notes should be treated as short-term capital gain or loss unless you hold your notes for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of notes at the issue price.  However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment of the notes, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Commodity or futures contracts or other instruments related to the Commodity.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 2-I dated November 14, 2011.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  If the notes are not automatically called and the Ending Commodity Price is less than the Commodity Strike Price by more than the Contingent Buffer Percentage of 20%, you will lose 1% of your principal amount at maturity for every 1% that the Ending Commodity Price is less than the Commodity Strike Price.  Under these

JPMorgan Structured Investments —	TS-3
Quarterly Review Notes Linked to Palladium

circumstances, you will lose at least 20% of your investment at maturity and may lose up to your entire investment at maturity.

•
LIMITED RETURN ON THE NOTES — Your potential gain on the notes will be limited to the call premium applicable for a Review Date, as set forth on the cover of this term sheet, regardless of the appreciation in the Commodity, which may be significant.  Because the Commodity Price at various times during the term of the notes could be higher than on the Review Dates and at maturity, you may receive a lower payment if called or at maturity, as the case may be, than you would have if you had invested directly in the Commodity.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market's view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of your notes declines.  Please refer to “Risk Factors” in the accompanying product supplement no. 2-I for additional information about these risks.

The Commodity Strike Price will be a price determined on the pricing date in the sole discretion of the calculation agent.  Although the calculation agent will make all determinations and will take all actions in relation to establishing the Commodity Strike Price in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Commodity Strike Price, that might affect the value of your notes.

•
INVESTMENTS RELATED TO THE PRICE OF PALLADIUM MAY BE MORE VOLATILE THAN TRADITIONAL SECURITIES INVESTMENTS — The price of Palladium is subject to variables that may be less significant to the prices of traditional securities such as stocks and bonds, and securities the return on which is not related to commodities or commodities futures contracts.  Variables such as changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, weather, trade, fiscal, monetary and exchange control policies may have a larger impact on commodity prices and commodity-linked indices than on traditional securities.  These variables may create additional investment risks that may cause the price of Palladium to move in unpredictable and unanticipated directions and at unpredictable or unanticipated rates and cause the value of the notes to be more volatile than the prices of traditional securities.

•
OWNING THE NOTES IS NOT THE SAME AS OWNING PALLADIUM OR PALLADIUM-RELATED FUTURES CONTRACTS DIRECTLY — The return on your notes will not reflect the return you would realize if you actually purchased Palladium or exchange-traded or over-the-counter instruments based on Palladium.  You will not have any rights that holders of such assets or instruments have.

•
THE MARKET PRICE OF PALLADIUM WILL AFFECT THE VALUE OF THE NOTES — Because the notes are linked to the performance of the price of Palladium, we expect that generally the market value of the notes will depend in large part on the market price of Palladium.  The price of Palladium has fluctuated widely over the past several years. Because the Palladium supply is both limited and concentrated, any disruptions in the Palladium supply tend to have an exaggerated effect on the price of Palladium. Key factors that may influence prices are the policies and production and cost levels in the most important Palladium-producing countries, in particular, Russia, South Africa  and Canada (which together account for over 80% of production), the size and availability of the Russian Palladium stockpiles, global supply and demand as well as the economic situation of the main consuming countries. The possibility of large-scale distress sales of Palladium in times of crises may also have a short-term negative impact on the price of Palladium and may adversely affect the value of the notes.  For example, the 2008 financial crisis resulted in significantly depressed prices of Palladium largely due to forced sales and deleveraging from institutional investors such as hedge funds and pension funds.  Crises in the future may impair Palladium’s price performance which may, in turn, have an adverse effect on the value of the notes.  Palladium is used in a variety of industries, in particular the automotive industry. Demand for Palladium from the automotive industry, which uses Palladium as a catalytic converter, accounts for more than 50% of the industrial use of Palladium, and a renewed decline in the global automotive industry may impact the price of Palladium and affect the value of the notes. Palladium is also used in the electronics, dental and jewelry industries.

JPMorgan Structured Investments —	TS-4
Quarterly Review Notes Linked to Palladium

•
ON EACH REVIEW DATE, THE PALLADIUM PRICE IS DETERMINED BY THE LPPM, AND THERE ARE CERTAIN RISKS RELATING TO THE PALLADIUM PRICE BEING DETERMINED BY THE LPPM — Palladium is traded on the London Platinum and Palladium Market, which we refer to as the LPPM.  The price of Palladium will be determined by reference to the fixing levels reported by the LPPM.  The LPPM is a self-regulatory association of platinum and Palladium market participants.  If the LPPM should cease operations, or if Palladium trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LPPM price fixings as a global benchmark for the value of Palladium may be adversely affected.  The LPPM is a principals’ market that operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading.  For example, there are no daily price limits on the LPPM, which would otherwise restrict fluctuations in the prices of LPPM contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.  For additional information about Palladium, see the information set forth under “Key Terms — Commodity Price” in this term sheet.

•
SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE THAN, AND MAY NOT CORRELATE WITH, THE PRICES OF COMMODITIES GENERALLY — The notes are linked exclusively to Palladium and not to a diverse basket of commodities or a broad-based commodity index. The price of Palladium may not correlate to the prices of commodities generally and may diverge significantly from the prices of commodities generally. Because the notes are linked to the price of a single commodity, they carry greater risk and may be more volatile than notes linked to the prices of multiple commodities or a broad-based commodity index.

•
REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be as short as approximately three months.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the maturity date.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity or upon an automatic call described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes.  As a result, and as a general matter, the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold the notes to maturity.

•
THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER PERCENTAGE MAY TERMINATE ON THE FINAL REVIEW DATE — If the notes have not been automatically called previously and the Commodity Price on the final Review Date (i.e., the Ending Commodity Price) is less than the Commodity Strike Price by more than the Contingent Buffer Percentage of 20%, the benefit provided by the Contingent Buffer Percentage will terminate and you will be fully exposed to any depreciation in the Commodity Price.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the price of Palladium at any time on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:

•	the actual and expected volatility — the frequency and magnitude of changes — in the price of Palladium;
•	supply and demand trends for Palladium;
•	the time to maturity of the notes;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments —	TS-5
Quarterly Review Notes Linked to Palladium

Historical Information
The following graph sets forth the historical performance of Palladium based on the weekly historical Commodity Prices from January 4, 2008 through April 12, 2013.  The Commodity Price on April 15, 2013 was $676.00.  We obtained the Commodity Prices below from Bloomberg Financial Markets, without independent verification.

The historical prices of Palladium should not be taken as an indication of future performance, and no assurance can be given as to the Commodity Price on the pricing date or any Review Date.  We cannot give you assurance that the performance of the price of Palladium will result in the return of any of your initial investment.

Supplemental Plan of Distribution
JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission that will depend on market conditions on the pricing date.  In no event will that commission exceed $10.00 per $1,000 principal amount note.  JPMS may use a portion of that commission to allow selling concessions to another affiliated broker-dealer.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-89 of the accompanying product supplement no. 2-I.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee.  In no event will the total amount of these fees exceed $10.00 per $1,000 principal amount note.

JPMorgan Structured Investments —	TS-6
Quarterly Review Notes Linked to Palladium